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Neos Monthly Income Podcast Transcript

Goldman Sachs Partnership Announcement Video

(Linked here: https://wpp.ent.box.com/s/yskovlmvg9efujxth0h02mkiv6ykza7f)

August 12, 2026

Tom Lydon [0:00–0:26]

Welcome to the Neos Monthly Income Podcast. I’m Tom Lydon and, as always, I’m joined by the co-founders of Neos, Garrett Paolella and Troy Cates. Also joining us is Bryon Lake, Partner at Goldman Sachs Asset Management.

Garrett, I’m handing it over to you — you’ve got some exciting news.

Garrett Paolella [0:26–1:23]

Thanks, Tom. We’re extremely thrilled and excited about the opportunity today to be announcing that Neos has entered into an agreement to join Goldman Sachs Asset Management in a partnership that we really believe will benefit our firm, our team, and most importantly, our investors.

I think the decision from our perspective to join with Goldman presents a unique opportunity to build on what has made Neos who we are today — what everybody knows us for — and that means our team, our disciplined investment philosophy, and just our commitment to delivering exceptional outcomes for investors.

What’s also exciting about this is that in Goldman we found a very supportive partner. They share our investor-first passion, and they bring global size, scale, and resources to help us expand the business that we are today and continue to innovate our products for investors.

Tom Lydon [1:23–1:30]

Thanks, Garrett. Bryon, can you share what this means for Goldman Sachs and why joining with Neos makes sense for you?

Bryon Lake [1:30–2:17]

Thanks, Tom. Let me say that we are so thrilled to have Neos joining Goldman Sachs Asset Management. I think Garrett said it great — the fact that their client focus aligns completely with how Goldman Sachs thinks about its clients. Our focus at Goldman Sachs Asset Management is helping clients meet their specific investment goals, and Neos fits that mission.

Neos will continue building on its team and its disciplined approach, while we at Goldman bring our broader platform access, distribution, and technology advantages to the table. From a Goldman perspective, we pride ourselves on solving problems for our clients, and that’s the mantra we live by. Together with Neos, we aim to make these solutions available to more investors and advisors across more channels and geographies.

Tom Lydon [2:17–2:29]

It’s great to hear that there is such an investment alignment between the two companies. Troy, can you give a bit more color on why Neos is pursuing this opportunity now? What makes the timing right?

Troy Cates [2:29–3:27]

That’s a great question, Tom. We’ve talked about this before and it’s clear that right now the demand for income-oriented solutions is continuing to grow. Together with Goldman, we’re going to be focused on accelerating the solutions that have made Neos a leader in income ETFs and a trusted resource to investors.

Partnering with Goldman will enable Neos to invest more aggressively in product innovation without compromising the principles that have defined us from the beginning.

So, there are a few things we want to make sure we’re being clear about. First — and very important — nothing changes about our investment philosophy. The same team will continue to manage the ETFs our investors have come to know and rely on. Secondly, our funds will continue to trade as normal under the same tickers, so nothing changes there when people start to think about what this transaction means for them.

Together with Goldman, we will continue to give investors the confidence and solutions to navigate and benefit from every market environment.

Tom Lydon [3:27–3:32]

Garrett, I’m a shareholder. What should I expect? What do I need to do?

Garrett Paolella [3:32–4:05]

Listen, there is a lot of work that we have to do before our companies come together. If you’re a current shareholder, you’ll be receiving proxy materials with details and instructions and asking for your approval. We ask that you please review those materials carefully, but other than that, there is no action that’s required today on your part.

We have always prided ourselves at Neos at being focused on transparency, active engagement with our investors, and that will continue to remain true throughout this entire process and beyond.

Tom Lydon [4:05–4:12]

Bryon, you’ve been in the ETF business for a long time. Goldman and Neos joining forces is a big deal — put it in perspective for us.

Bryon Lake [4:12–5:01]

You’re right, Tom. I have been around a bit — and so have you. I think that’s something we all love about this industry.

One thing we’ve seen is that active ETFs continue to be an area that can provide solutions for investors, and income ETFs continue to be an attractive category for investors. The Neos capabilities combined with the Goldman Sachs platform is really exciting. We are investing in our direct indexing capabilities. We are investing in our alternatives capabilities. A we are investing in our active ETF capabilities. To bring the Neos capabilities in with their derivatives income solutions — combined with the innovative solutions that have defined outcome ETFs — positions us to really serve our clients in a very exciting way. The future is very bright, and we are very excited to take this forward.

Tom Lydon [5:01–5:05]

Troy, what should investors take away from this announcement?

Troy Cates [5:05–5:40]

Tom, this is exciting. We’re going to be able to take the best of Neos and offer more to shareholders. To the shareholders that are listening — we are truly grateful for your trust and excited for what we can do next for you.

We are excited to keep delivering ETF solutions with even more support behind us with the Goldman team. We will continue to share updates, as Garrett mentioned, as we move forward — including here on the podcast. And we will continue to be available to have those calls to talk to advisors and continue the communication. Thank you for tuning in. This is a very exciting time.

Tom Lydon [5:40–5:49]

Well, gentlemen, thank you and congratulations. We’re all looking forward to seeing what you and your collective teams can continue to build together.

Garrett Paolella [5:49]

Thanks, Tom.

Bryon Lake [5:50]

Thank you.

Troy Cates [5:51]

Thanks, Tom.

***************

The Goldman Sachs Group, Inc. (“Goldman Sachs”) has entered into an agreement to acquire Neos Investments LLC, the parent company of NEOS Investment Management, LLC (“NEOS”). NEOS serves as investment adviser for the series of NEOS ETF Trust (the “Trust,” and the series thereof, the “Funds”). In connection with the acquisition, shareholders of the Funds will be asked to approve: (1) a new investment advisory agreement between the Trust, on behalf of each Fund, and NEOS; and (2) the election of nominees to the Board of Trustees of the Trust (the “Proposals”).

The NEOS ETF Trust and its trustees, officers and nominees for trustees, NEOS and its affiliates and their officers and employees, and other persons, including Goldman Sachs and certain of its affiliates, are considered participants in the solicitation of votes (the “Participants”) in the forthcoming proxy statement. More detailed information regarding the Participants, including a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. On or about August 17, 2026, the Trust on behalf of its series (the“Funds”) will file with the SEC a preliminary proxy statement on Schedule 14A. The information in the preliminary proxy statement will not be complete and may be changed. Investors and security holders are strongly advised to read the proxy statement and the related materials on Schedule 14A that will be filed by the Trust with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the proxy statement (once it becomes available) may be obtained free of charge at www.neosfunds.com.

These materials may contain forward-looking statements relating to the business and financial outlook of the Funds that are based on the Funds' current expectations, estimates, forecasts and projections and are not guarantees of future performance. There is no assurance that a Fund will achieve its investment objective. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in these materials.

About the NEOS Funds

Each series of the Trust is an exchange-listed and exchange-traded fund that seeks high income through options based strategies. The Trust currently offers three groups of ETFs: equity high income ETFs, boosted high income ETFs and high income alternatives. For more information visit www.neosfunds.com.

About Goldman Sachs

Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

About Goldman Sachs Asset Management

Goldman Sachs Asset Management is the primary investing area within Goldman Sachs, delivering investment and advisory services across public and private markets for the world’s leading institutions, financial advisors, and individuals. The business is driven by a focus on partnership and shared success with its clients, seeking to deliver long-term investment performance drawing on its global network and deep expertise across industries and markets. Goldman Sachs Asset Management is a leading investor across fixed income, liquidity, equity, alternatives, and multi-asset solutions. Goldman Sachs oversees approximately $4 trillion in assets under supervision as of June 30, 2026. Follow us on LinkedIn.

Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion.

About NEOS Investments

Founded in 2022, NEOS Investments offers ETFs that aim to deliver the next evolution of options strategies, where seeking income is the outcome. Built on decades of research and experience, NEOS ETFs aim to empower investors with portfolio building blocks that provide monthly income, tax efficiency, and diversification through data-driven options-based ETFs. NEOS Investments’ shareholder base includes Aretex Capital and investor Tom Lydon.

Contacts:

Goldman Sachs Media Relations

Mary Athridge

+1 212 902 5400

mary.athridge@gs.com

Goldman Sachs Investor Relations

Jehan Ilahi

+1 212 902 0300

jehan.ilahi@gs.com

NEOS Investments

neos@bursonbuchanan.com